Exhibit 10.6

PILOT AND FLIGHT SERVICES AGREEMENT

BY AND BETWEEN

PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

AND

EXECUTIVE JET MANAGEMENT, INC.

EXECUTION DATE:            12/18/2024

EFFECTIVE DATE: UPON AIRCRAFT CLOSING

*          *          *

i

PILOT AND FLIGHT SERVICES AGREEMENT

This Pilot and Flight Services Agreement (“Agreement”) is entered into by Executive Jet Management, Inc. (“EJM”) and Pershing Square Capital Management, L.P. (“Customer”). EJM and Customer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” In consideration of the promises and of the mutual covenants, agreements, representations, and warranties herein contained, EJM and Customer agree as follows.

Section 1 - Intent of the Parties

Customer has acquired a leasehold interest in the aircraft described in the following General Schedule (the “Aircraft”) pursuant to any Aircraft Dry Lease between WAFH V, LLC, as lessor (the “Dry Lease Lessor”), and Customer, as lessee (the “Dry Lease”), and Customer desires to purchase a selection of aviation services from EJM. These services may facilitate the Customer’s operation of its own Aircraft under 14 C.F.R. Part 91 in order for Customer to meet its own travel needs or, if permitted by 14 C.F.R. 91.501 or other applicable law, to meet others’ travel needs.

The following General Schedule provides details regarding the Customer, the Aircraft, plans for operation of the Aircraft under this Agreement, the financial terms for the operation of the Aircraft under this Agreement, and insurance coverage to be secured for the Aircraft and its operation, and the interests that third parties may have in the Aircraft.

Attachment A provides useful information regarding relevant contact information and certain Aircraft and hangar arrangements. Attachment A may be updated from time to time by the Parties without amending this Agreement. At all times EJM will maintain the current and valid Attachment A, and EJM will provide the same to Customer any time there is a change to Attachment A or upon Customer’s request.

Attachment B provides coverage details related to the USAIG Fleet Insurance Policy, which the Customer has elected. Attachment B may be updated from time to time to reflect relevant changes made by USAIG according to the terms of the Fleet Insurance Policy.

The General Schedule and all attachments shall be incorporated into the Agreement as if set forth fully herein.

General Schedule
NO.	ITEM	DATA
1	CUSTOMER
1.a	Customer Name	Pershing Square Capital Management, L.P.
1.b	Customer’s Type of Business Entity (e.g., corporation, limited liability company)	Limited Partnership
1.c	Customer Entity’s State of Formation	Delaware
1.d	Customer’s Address	787 11th Ave, 9th Floor New York, NY 10019
1.e	Is Customer an aircraft-ownership entity with no other assets or business operations of its own?	No
2	AIRCRAFT
2.a	Aircraft Manufacturer	Gulfstream Aerospace
2.b	Aircraft Type	GV-SP (G550)
2.c	Year of Manufacture	2008
2.d	Aircraft Serial No.	5184
2.e	Aircraft Registration No.	[omitted]
2.f	Engine Types and Serial Numbers	Rolls Royce BR710C4-11 Engine Number 1, Serial Number: [omitted] Engine Number 2, Serial Number: [omitted]
2.g	Auxiliary Power Unit Type and Serial Number	Honeywell RE220 Serial Number: [omitted]
3	PLANNED AIRCRAFT OPERATIONS
3.a	Operation of the Aircraft by Customer	Customer desires to operate the Aircraft under Part 91 for the purpose of transporting its own personnel and guests without compensation (except as might be permitted by 14 C.F.R. 91.501 or other applicable law), and Customer will use the EJM services described herein in support of those Part 91 operations.
4	AIRCRAFT MANAGEMENT SERVICES
4.a	Flight Crew	Customer desires for EJM to provide the services of two (2) captains who will be EJM employees. Customer will be charged $5,243.00 per day for flight crew (inclusive of pilots and cabin attendant).
4.b	Maintenance	Reserved
4.c	Flight Support Services	Customer desires for EJM to provide enhanced flight support services for Customer’s Part 91 flight operations, with the charges for this service covered by the terms of this Agreement.
4.d	Fuel	Customer wants to participate in EJM’s fuel management program.
4.e	Technical publications	Reserved
4.f	Travel Support	Customer wants to participate in EJM’s travel support service.

4.g	FAA Authorizations

Customer desires for EJM to act as Customer’s agent in applying for FAA Authorizations (i.e., RVSM, MEL, Airspace Approval, etc.) specific to Customer’s flight operations under FAR Part 91. The primary business address for FAA matters is:

C/O Executive Jet Management, Inc.

Attn: Director of Operations/91 LOA

4556 Airport Road

Cincinnati, OH 45226

5	FINANCIAL TERMS
5.a	Pre-Delivery Services from Factory (Due within 30 days of services rendered)	N/A
5.b	Pre-Buy Services Used Aircraft (Due within 30 days of services rendered)	N/A
5.c	Feasibility Assessment (Due within 30 days of services rendered)	N/A
5.d	Aircraft Transition Fee (Due Upon Execution of LOI)	N/A
5.e	Hangar Evaluation Fee (Due within 30 days of services rendered)	N/A
5.f	Crewmember Recruiting/Transition Fees	N/A
5.g	Monthly Management Fee (“MMF”) (to be pro-rated for any partial month)	N/A
5.h	Operating Expenses Fund (“OEF”)	N/A
5.i	Is a Financial Guaranty required?	N/A
6	INSURANCE COVERAGE
6.a	Insurance Coverage

Customer will use the fleet insurance program offered through EJM at levels specified in Attachment A and B. Such coverage will be provided to Customer pursuant to EJM’s fleet insurance policy obtained by the Dry Lease Lessor at the cost and expense of the Dry Lease Lessor.

6.b	Aircraft physical damage insurance (excluding war, hi-jacking, and other perils coverage) for owned aircraft, extended coverage with respect to any engines or parts while removed from the Aircraft, as defined in the terms and conditions of the Aircraft hull and liability policy on a stated value basis provided annually by Customer	Aircraft hull value as indicated in Item A.2.e of Attachment A
6.c	Passenger and third-party liability insurance (excluding war, hi-jacking, and other perils coverage) for the Aircraft which it operates	Optional enhanced combined single limit liability coverage of: Five Hundred Million Dollars ($500,000,000)
6.d	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Physical Damage Coverage for aircraft physical damage on an insured valued provided annually by Customer	Aircraft hull value as indicated in Item A.2.e of Attachment A
6.e	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Liability Coverage for passenger liability	See Attachment B
6.f	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Liability Coverage for non-passenger bodily injury and property damage coverage	See Attachment B
6.g	Non-Owned Aircraft Physical Damage	See Attachment B
6.h	Spare Engine Coverage (Owned, Leased & Rented)	See Attachment B
6.i	Personal Injury Liability Coverage	See Attachment B
6.j	Voluntary Settlement Coverage for Owned & Non-Owned Aircraft	See Attachment B
6.k	Medical Payments	See Attachment B
6.l	Personal Effects and Baggage Liability	See Attachment B
6.m	Cargo Liability	See Attachment B
6.n	Damage to Non-Owned/Leased Hangars	See Attachment B

6.o	Airport Premises Liability (Note: If Customer owns, leases, or manages a hangar as a landlord, Customer will need to purchase separately any General Liability Coverage, including Hangarkeepers and Pollution Liability coverage, that might be required by other applicable hangar agreements.)	See Attachment B
6.p	Products Liability Arising from Incidental Operations or Sale of Aircraft	See Attachment B
6.q	Maximum Automatic Increased Value of Aircraft	See Attachment B
6.r	Contractual Liability	See Attachment B
6.s	Extra Expense Coverage for Temporary Replacement Parts	See Attachment B
6.t	Extra Expense Coverage 120 Days (No Per Diem) 0 Day Wait	See Attachment B
6.u	Trip Interruption Expense per Person including Crew	See Attachment B
6.v	Ground Hangar Keepers Liability Each Occurrence (No Deductible)	See Attachment B
6.w	Garage Keepers Liability Each Auto/Each Occurrence	See Attachment B
6.x	Runway Foaming, Fire and Crash Control	See Attachment B
6.y	Search and Rescue	See Attachment B
6.z	Incidental Medical Malpractice	See Attachment B
7	PARTIES WITH INTERESTS IN THE AIRCRAFT
7.a	Name and address of the current registered owner(s) of the Aircraft (individually and collectively, “Owner”)

TVPX Aircraft Solutions Inc., not in its individual capacity but solely as owner trustee under that certain Trust Agreement dated as of _September 16, 2024

39 East Eagle Ridge Drive, Suite 201,

North Salt Lake City, UT 84054

7.b	Name of every prior registered owner of the Aircraft, including in this list the dates of ownership (months and years of registered ownership is sufficient)

CSC Delaware Trust Company, as Owner Trustee formerly known as Delaware Trust

Company (Pershing Square Capital Management, as Trustor)

06/23/2010 to the date hereof

RPG550, LLC

06/20/2008 through 06/23/2010

Gulfstream Aerospace Corporation

08/21/2007 through 06/20/2008

7.c	Name of any Lender who has a security interest in the Aircraft (individually and collectively, “Lender”)	N/A
7.d	If there is a Lender, is Lender’s consent required for EJM to manage the Aircraft?	N/A
7.e	Name of any Financial Lessor of the Aircraft to Customer (individually and collectively, “Lessor”)	N/A
7.f	If there is a Lessor, is Lessor’s consent required for EJM to manage the Aircraft?	N/A
7.g	Name of every company that Customer (or an affiliate of Customer) has used for management of the Aircraft or with which Customer (or an affiliate of Customer) has placed the Aircraft for the operation of charter air transportation	N/A
7.h	Name of any person or entity with whom Customer has entered into a lease, interchange, timeshare, or other agreement that allows someone other than Customer and EJM to possess and operate or otherwise use the Aircraft	Dry Lease from WAFH V LLC to Pershing Square Capital Management, L.P.
7.i	Name of Aircraft Owner/Aircraft Lessee (provided the aircraft is leased for more than 31 days), or Owner’s agent(s) under state law that may pay aircraft management fees on behalf of the Aircraft Owner	Dry Lease from WAFH V LLC to Pershing Square Capital Management, L.P.

Section 2 - Regulatory Considerations Relating to Control of the Aircraft

2.1	Acknowledgement of Differing Terminology and Standards. The Parties acknowledge and agree that the Federal Aviation Administration (“FAA”) and the Internal Revenue Service (“IRS”) have established different standards for determining which aviation services are private in nature and which are commercial in nature. The Parties further acknowledge and agree that the FAA and the IRS have attached different meanings to many identical or similar terms used for the aviation industry. This Section 2 is intended to clarify the Parties’ intent with respect to the aviation safety regulations of the FAA and the tax requirements of the IRS.

2.2	Operational Control Standards Applied by the FAA.

a.	Operational Control Defined. The Parties acknowledge that 14 C.F.R. § 1.1 provides that “Operational control, with respect to a flight, means the exercise of authority over initiating, conducting or terminating a flight.”

b.	Operational Control by Customer. Customer acknowledges and agrees that it will exercise operational control authority and responsibility over all flight operations conducted pursuant to the Dry Lease using the Aircraft, except when placed in another party’s possession pursuant to an agreement identified in Item 7.h of the General Schedule. Customer further acknowledges and agrees that all of its flight operations conducted pursuant to the Dry Lease using the Aircraft must be conducted under Part 91 and as such may not involve the provision of air transportation for any kind of compensation or reimbursement, except as might be permitted by 14 C.F.R. 91.501 or other applicable law. When Customer has operational control of the Aircraft, the following apply:

(i)	Customer is responsible for the safety of the flight operations and for complying with all applicable laws and insurance requirements relating to the possession, operation, and maintenance of the Aircraft.

(ii)	Even though Customer may delegate to EJM performance of some or all of the tasks associated with carrying out Customer’s responsibilities and compliance efforts, Customer continues to be directly responsible for performance of these tasks and for compliance with the applicable laws.

(iii)	Customer may have liability risk in connection with the operation of the Aircraft, including possible liability risk for at least the following: (a) enforcement actions for any noncompliance, and (b) liability if a flight-related occurrence causes any personal injury or property damage.

(iv)	In the event of an FAA violation occasioned during a period in which Customer is exercising operational control over the Aircraft, Customer shall be solely responsible for any fines or costs incurred as a result.

c.	Clarification. For purposes of clarification, the Parties acknowledge and agree that the language in Section 2.2.b is not intended to preclude, nor shall it be construed as precluding, either Party from seeking remedies for breach of obligations under this Agreement.

2.3	EJM Responsibilities on Behalf of Customer. EJM agrees herein to act on behalf of Customer for the purposes of (a) helping Customer maintain its Aircraft, (b) helping Customer ensure that any flight crewmembers and maintenance technician employees are properly qualified to operate or maintain the Aircraft, and (c) providing other services to support Customer.

2.4	Private and Commercial Tax Standards Applied by the IRS. The Parties intend and agree that operational possession, command, and control of the Aircraft is not the determining factor of whether federal excise tax will apply to the amounts paid for flight services within the meaning of federal tax law.

Section 3 - Management Services by EJM

3.1	Provision of Services. EJM will perform the applicable services selected by Customer in Item 4 of the General Schedule (hereinafter the “Services”). The nature of the Services to be provided and the conditions under which they will be provided are described more fully in the following provisions of this Section 3. As it provides these services, EJM will ensure its own compliance with all applicable laws and, acting as Customer’s agent, will seek to facilitate Customer’s compliance with applicable laws pertaining to Customer’s possession, maintenance, and operation of the Aircraft. To ensure the level of safety and service expected of EJM, the following minimum service guidelines apply:

a.	The Aircraft shall be enrolled in EJM’s FOQA program;

b.	Customer shall enroll in EJM’s MedAire 360 service, and the Aircraft shall carry the MedAire Aircraft First Aid Kit with Rx (AFAK Rx), including an automated external defibrillator (AED);

c.	The Aircraft shall be monitored by EJM maintenance control and flown in accordance with EJM maintenance and operational requirements (see Section 3.6 and 3.7);

d.	Customer shall use EJM operations center to plan all Part 91 flights on the Aircraft (see Section 3.9);

e.	Customer shall use EJM Owner Services to schedule all Part 91 flights on the Aircraft (see Section 3.11);

f.	Customer must (i) insure the Aircraft with EJM’s fleet insurance policy (see Section 6) and/or (ii) have at least one crewmember or maintenance technician who is employed by EJM (see Section 3.4); and

g.	All pilots operating the Aircraft must be reviewed and approved by EJM to ensure the crewmembers meet EJM’s safety requirements (see Section 3.2).

3.2	Qualifications of Aviation Professionals Serving the Aircraft. Customer and EJM agree on the following safety and professional standards for the pilots, cabin attendants, and maintenance technicians that will be used in the operation of the Aircraft. For the mutual protection of the Parties’ legal interests and good reputations, the same standards will apply regardless of who is deemed the employer of the aviation professional and regardless of who is deemed the operator of the Aircraft for any given flight. The Party hiring or retaining the services of the pilot, cabin attendant, or maintenance technician (together “flight crewmembers”) is responsible for ensuring the compliance of such aviation professional with the standards below. In any case where EJM is not the person employing or retaining the pilot or cabin attendant who will serve on the Aircraft, Customer will provide, or cause someone to provide, EJM with the information and records necessary for EJM to review compliance with the standards below, and EJM will have the right to approve or disapprove of any proposed pilot or cabin attendant. EJM agrees that it will not unreasonably withhold or delay approvals.

a.	Each pilot must meet and maintain the following minimum qualifications.

i.	Hold a valid airline transport pilot certificate;

ii.	Hold any other certificate, rating, type rating or endorsement appropriate to the Aircraft, type of operations contemplated by Customer, or as otherwise required by law;

iii.	Hold a first-class medical certificate, except EJM Director of Operations or designee may approve a second-class medical certificate in his/her sole discretion, in accordance with applicable regulations, and for a limited time;

iv.	All pilots have met all training, checking, and flight currency requirements from FAA and EJM’s applicable policies (including SIM training from an EJM approved vendor);

v.	Satisfy any insurance policies applicable to the Aircraft;

vi.	Except as mutually agreed by the Parties, if serving as a captain, have at least three thousand five hundred (3,500) hours of flight time, including either (A) one hundred (100) hours of flight time in the Aircraft type or (B) having completed an initial or recurrent training and checking event in a full motion simulator within the preceding six (6) months;

vii.	Except as mutually agreed by the Parties, if serving as a first officer, have at least two thousand five hundred (2,500) hours of flight time, including either (A) one hundred (100) hours of flight time in the Aircraft type or (B) having completed an initial or recurrent training and checking event in a full motion simulator within the preceding six (6) months; and

viii.	Satisfy all applicable TSA and/or Homeland Security requirements.

b.	For subparts (vi) and (vii) above, either Party may recommend a pilot with less than the minimum requirements and the other Party may approve or deny such recommendation and set limitations on the duties of any such pilot in its sole discretion. Any agreed exception will be documented in writing (email exchange with agreement by each Party is acceptable).

c.	Each cabin attendant, if any, must meet all applicable FAA training requirements and must satisfy any requirements established by any insurance policy applicable to the Aircraft.

d.	Each maintenance technician, if any, must hold a valid airman certificate issued by the FAA under 14 CFR Part 65, as well as any other certificate, rating, or endorsement appropriate to the Aircraft or otherwise required by law.

e.	In addition to the standards above, the qualifications of each pilot, cabin attendant, and maintenance technician must comply with applicable law and with the conditions of the insurance policies required under this Agreement.

3.3	Flight Crewmembers and Maintenance Technicians Employed or Otherwise Retained by Customer. Customer shall not employ or otherwise retain any maintenance technicians or flight crewmember or to provide services in support of the Aircraft. All maintenance technicians must be retained through EJM, and all flight crewmembers must be retained through EJM or Dry Lease Lessor under a separate agreement, if applicable.

3.4.	Flight Crewmember and Maintenance Technician Services Provided by EJM. The following terms shall apply to the extent that Customer has indicated in Items 4.a and 4.b of the General Schedule that it desires for EJM to employ flight crewmembers and provide their services in support of Customer’s flight operations under Part 91, or for EJM to employ one or more maintenance technicians to work on the Aircraft.

a.	Employment Responsibility. As specified in Item 4.a of the General Schedule, EJM shall employ captains, first officers, and cabin attendants and furnish the services of those flight crewmembers in support of Customer’s flight operations under Part 91, and shall employ the maintenance technicians needed to perform basic maintenance on the Aircraft. The cost of these services will be mutually agreed by Customer and EJM in writing and will be updated by additional mutual written agreements from time to time. In consideration for this service, Customer shall pay EJM the agreed amount of such personnel compensation.

b.	Compensation. EJM shall be solely responsible for the payment of all compensation to its employees covered by this Section, including (without limitation) all salary, wage, and benefits payments. EJM shall collect and remit any applicable taxes associated with such employment and compensation package. From time to time, EJM will reevaluate the compensation provided to these employees. EJM shall indemnify, defend and hold Customer harmless from any monetary harm or liability associated with or claims arising from EJM’s failure to make such payments or arrange such workers’ compensation insurance and unemployment insurance, as set forth in this Section. EJM shall consult with Customer on any compensation change that EJM proposes to make for these employees. Customer’s payments under this Section may be increased only if Customer agrees to the increase.

c.	Workers Compensation and Employer Liability Coverage. EJM shall be solely responsible for providing workers’ compensation insurance and unemployment insurance, as required by Applicable Law. EJM also will maintain Employer Liability Coverage in an amount of not less than One Million U.S. Dollars (US$1,000,000).

d.	Employer Decision Making Authority.

(i)	Customer and EJM do not intend to create a co-employment relationship covering these aviation professionals. EJM shall be solely authorized to make employment decisions affecting its employee flight crewmembers and maintenance technicians. Customer acknowledges that, as a matter of employment law, it shall have no authority to direct EJM to make any particular employment decision affecting EJM’s employees, even though these crewmembers and maintenance technicians: (x) are also interviewed and accepted by Customer, (y) are dedicated to serving on the Aircraft, and (z) may be hired away by Customer from EJM to become Customer’s direct employees at any time without penalty. EJM desires Customer’s feedback on the job performance and professionalism of EJM’s employee flight crewmembers and maintenance technicians, and EJM shall take all of Customer’s remarks into account when making personnel decisions.

(ii)	To help ensure performance and Customer’s satisfaction, EJM shall consult with Customer on all new employee hires contemplated in this Section and shall afford Customer an opportunity to meet each prospective flight crewmember and maintenance technician before they are hired. EJM will not employ an aviation professional for dedicated service on the Aircraft under this Agreement unless Customer first confirms its satisfaction with the candidate.

(iii)	After assignment of personnel, if Customer finds deficiencies in an individual’s job performance or professionalism, Customer shall inform EJM so that EJM has an opportunity to help address those issues with its employee.

(iv)	If Customer continues to experience deficiencies in the individuals job performance or professionalism and, as a result, desires for EJM to dismiss or otherwise take personnel action against that EJM employee for any lawful reason, Customer shall inform EJM. EJM may ask for confirming information to be provided by Customer in writing. EJM will review Customer’s concerns and consult with Customer on the situation. If the matter is not resolved by these consultations, then either Party may exercise its termination rights under Section 7.1 of this Agreement.

3.5	Flight Crewmember Services by a Third Party (other than the Dry Lease Lessor set forth in Section 3.6) To the extent that Customer has requested in Item 4.a of the General Schedule or later requests for EJM to arrange for flight crewmembers employed by a third party to serve on the Aircraft during Customer’s flight operations under Part 91, the following terms shall apply:

a.	Reimbursement of Costs by Customer. Customer shall reimburse EJM for all fees and costs associated with the service of the third-party crewmembers.

b.	Screening of Employees. EJM will assist Customer by developing and executing an appropriate screening procedure for the third-party flight crewmembers. Customer shall reimburse EJM for its reasonable, documented expenses associated with the provision of these services.

c.	Crewmember Training. EJM shall work with Customer and the third-party service provider to ensure that the third-party pilots work under a safety-oriented program meeting all applicable regulatory and EJM requirements as is appropriate to the Aircraft.

d.	Pilot Flight and Duty Limitations. EJM will assist Customer in reviewing the third-party flight crewmember’s flight and duty limitations.

3.6	Cabin Attendant Services by Dry Lease Lessor. Customer desires to retain the services of a cabin attendant provided by Dry Lease Lessor. Customer shall arrange for such cabin attendant directly with Dry Lease Lessor. Dry Lease Lessor shall be solely responsible for the payment of all compensation to its flight crewmembers, including (without limitation) all salary, wage, and benefits payments, as well as for collecting and remitting any and all applicable taxes associated with such compensation, and EJM shall have no liability or obligations regarding the same. Dry Lease Lessor also shall be solely responsible for providing workers’ compensation insurance and unemployment insurance for its flight crewmembers, as required by applicable laws. Customer shall indemnify, defend and hold EJM harmless from any monetary harm or liability associated with or claims arising from Dry Lease Lessor’s failure to make such payments or arrange such workers’ compensation insurance and unemployment insurance, as set forth in this Section 3.6.

3.7	Operations and Maintenance Procedures. All flights under this Agreement shall be operated in accordance with EJM’s operational and maintenance procedures as documented in EJM’s General Operational and Maintenance Manual (GOMM and otherwise in accordance with all applicable laws and regulations).

3.8	Hangar for the Aircraft. Reserved.

3.9	Flight Support Services.

a.	Customer indicated in Item 4.c of the General Schedule that it desires for EJM to provide enhanced flight support services for Customer’s Part 91 flight operations. EJM will provide those services as follows.

(i)	In line with EJM’s emphasis on safety and continuous quest for opportunities to improve safety across the fleet, if compatible, the Dry Lease Lessor has caused the Aircraft to be entered into the EJM Flight Operations Quality Assurance (FOQA) program.

(ii)	Customer shall enroll in EJM’s MedAire 360 service, and the Aircraft shall carry the MedAire Aircraft First Aid Kit with Rx (AFAK Rx), including an automated external defibrillator (AED).

(iii)	EJM will work with Customer to document and implement safe operational capabilities for the Aircraft and crew, including Aircraft performance, weather conditions, airport facilities, airspace limitations (e.g., FAA Notices to Airman and FAA Temporary Flight Restrictions), duty time, fuel reserves, weight and balance control, Aircraft servicing, crew training, and other safety considerations.

(iv)	EJM will monitor and review conformance of the Aircraft operations with applicable aeronautics authorities’ regulations and with the capabilities established for the Aircraft.

(v)	EJM will obtain information on flight and weather conditions that might affect Customer’s flights using the Aircraft, and will communicate such information to Customer as appropriate.

(vi)	EJM will assist Customer in establishing and applying procedures for assuring that the Aircraft is airworthy and that the Aircraft and the flight crew are positioned for departure reasonably in advance of departure time for Customer’s Part 91 flights.

(vii)	EJM will assist Customer with maintaining detailed logs of each Part 91 trip using the Aircraft, including recording such data as the locations on the itinerary, passengers carried, and total time en route.

(viii)	EJM will assist Customer in maintaining aboard the Aircraft current flight manuals, Aircraft manuals, airway charts, and other documents and materials required to support Customer’s flight operation.

(ix)	EJM will provide a system for flight scheduling by Customer, recording and coordinating trip requests and handling all details arising out of Customer’s scheduling of the Aircraft and any other EJM-managed flights of Customer such as ground transportation, aircraft commissary and catering.

(x)	As a participant in the FAA’s Collaborative Decision Making (“CDM”) process for managing traffic congestion, EJM will handle the preparation and submission of CDM requests to facilitate Customer’s Part 91 flight operations using the Aircraft.

(xi)	EJM will manage Customer’s overflight exemption filings with the U.S. Customs and Border Protection.

(xii)	As applicable to the use of the Aircraft, EJM will assist Customer in the collection and reporting of flight and fuel data for compliance with regulatory requirements relating to aircraft emission trading systems. EJM also will assist Customer with any required emission registrations and with Customer’s procurement of necessary emissions credits.

b.	Customer will be responsible for paying directly, or for reimbursing EJM, for any third-party services that might be used in the planning and following of the Aircraft while Customer is using the Aircraft for Part 91 transportation.

3.10	Fuel Program. Customer has elected in Item 4.d of the General Schedule to participate in EJM’s fuel management program. EJM will enroll Customer as a participant in the program and permit Customer to enjoy the benefits of participation in that program, as the same may be revised by EJM from time to time. EJM shall promptly notify Customer of any revisions to the fuel management program.

3.11	Travel Support Service. Customer indicated in Item 4.f of the General Schedule that it desires for EJM to provide travel services. EJM will arrange on behalf of Customer all crew hotel, airline, and ground transportation services needed for Customer’s flight operations and crew training.

3.12	Parts, Materials or Other Items. Any and all parts, materials or other items purchased by Customer and made a permanent part of the Aircraft or for which EJM is reimbursed by Customer or through funds set forth herein, including any such items held as inventory, shall be the property of Customer and any such parts, materials or items shall be delivered to Customer immediately upon termination of this Agreement.

Section 4 - Accounts and Payments

4.1	Initial Payments. Reserved.

4.2	Account Statements.

a.	EJM will send account statements to Customer by electronic mail as follows.

Type of Statement	Costs Included (if applicable)	Date Typically Sent Out	Date and Method of Payment
Monthly Variable Costs* (payment in arrears)

All other costs not included in the Monthly Fixed Cost Statement, such as:

●   Fuel

●   EU/UK/CORSIA Carbon Program Compliance

●   Airport and air traffic control fees

●   Foreign flight permit fees

●   Customs and immigration fees

●   Catering

●   Ground transportation

		within 30 days after each month	30 days after delivery of the statement via ACH**

* Includes a summary of the Aircraft activity for the prior month.

** If the Monthly Variable Cost statement shows a net amount owed to Customer, EJM shall pay such amount within 15 days after providing the statement to Customer.

b.	Customer will pay all amounts owed under the Monthly Variable Costs Statement by making an Automated Clearing House (“ACH”) payment delivered to EJM via the following account, without any deduction of fees for the ACH transfer.

Executive Jet Management, Inc. Wells Fargo Bank San Francisco, CA 94104 Routing # [Routing #] Account # [Account #]

c.	EJM will make any payments to Customer by ACH, without any deduction of fees, to an account that Customer will provide for EJM’s use.

d.	All payments made under this Agreement shall be made using United States Dollars.

4.3	Annual Budgets and Adjustments. Reserved.

4.4	Invoice Questions or Disputes.

a.	Requests for Documentation and Clarification. Customer may at any time ask EJM to provide reasonable, supporting documentation or clarification of the line items included in an account statement (including, but not limited to, fuel purchase statements and maintenance invoices).

b.	Payment of Undisputed Items Pending Resolution of Other Items. If Customer has a question or dispute about a specific line item in a Monthly Variable Costs statement that is not resolved before the due date for Customer’s payment, Customer must pay all of the other line items covered by that Monthly Variable Costs statement.

4.5	Timely Payment.

a.	Timely Payment by Customer as a Condition of EJM’s Obligations. Customer hereby acknowledges and agrees that time is of the essence for Customer’s timely payment to EJM and that such timely payment is a precondition of EJM’s obligations to provide the Services contemplated by this Agreement.

b.	Possible Suspension of Services for Lack of Timely Payment.

(i)	Customer acknowledges that EJM may suspend without advance notice all Services under this Agreement if any of the following conditions comes into existence.

(1)	Customer’s bank fails to process an auto-debit transaction on the due date specified for payment of the relevant invoice, and such a discrepancy is not remedied within two (2) business days; or

(2)	Customer’s account has any amount outstanding for more than ninety (90) days past its due date.

c.	Penalties for Late Payment. Failure by Customer to pay an outstanding amount within ten (10) days after it is due shall result in the imposition of a charge of one percent (1.00%) per month, or the maximum interest allowed by law, whichever is less.

4.6	Cost Passthrough. Except as otherwise expressly provided in this Agreement, all goods and services purchased by EJM to support the flight activities of the Aircraft shall be passed on to Customer at EJM’s actual cost, with no markup by EJM. EJM shall use commercially reasonable efforts to secure discounts on all purchases made on behalf of Customer, and all such discounts shall be passed through to Customer in full.

4.7	Other Payments.

a.	Insurance Costs Relating to EJM Fleet Policy. Reserved.

b.	Advance Payment on Large Expenses. Reserved.

c.	Federal Excise Tax. As a lessee of the Aircraft for more than a 31-day period, Customer is generally not required to pay federal excise tax and EJM will not collect federal excise tax on payment made by Customer. However, EJM shall collect federal excise tax of 7.5% on payment for monthly management fees, flight activity charges, pass through charges and charges for other support services that are remitted by anyone other than (1) the registered owner of the Aircraft, (2) the lessee of the Aircraft, provided that the lease term is more than 31 days; or (3) an agent of the registered owner or lessee of the Aircraft under state law.

d.	Miscellaneous Expenses. In addition to those fees and costs that are the responsibility of Customer as specified elsewhere in this Agreement, Customer shall be responsible for the miscellaneous expenses directly related to Customer’s use of the Aircraft including, without limitation, air traffic control fees, airport landing fees, customs and immigration fees and taxes, catering, ground transportation, fuel, and EU/UK/CORSIA carbon compliance charges.

Section 5 - Representations, Warranties, and Covenants

5.1	Representations, Warranties, and Covenants of EJM. EJM represents, warrants, and covenants that:

a.	It is a corporation organized under the laws of the State of Ohio;

b.	It is and will remain in good standing as a corporation with its state of organization;

c.	It has the right, power, and authority to enter into this Agreement, and the officer executing this Agreement on its behalf is duly authorized to do so;

d.	By executing this Agreement or performing the obligations contemplated in this Agreement, it will not breach any agreement between itself and a third party; and

e.	It is an air carrier duly licensed to operate under 14 C.F.R. Parts 119 and 135.

5.2	Representations, Warranties, and Covenants of Customer. Customer represents, warrants, and covenants that:

a.	It is and will remain a business entity of the type specified in Item 1.b of the General Schedule, and is organized under the laws of the State specified in Item 1.c of the General Schedule;

b.	It is and will remain in good standing as a business entity with its State of organization;

c.	It has the right, power, and authority to enter into this Agreement, and the officer executing this Agreement on its behalf is duly authorized to do so;

d.	By executing this Agreement or performing the obligations contemplated in this Agreement, it will not breach any agreement between itself and a third party, including without limitation any loan arrangement with a Lender identified in Item 7.c of the General Schedule or any lease with a Lessor identified in Item 7.e of the General Schedule;

e.	The information provided in Items 1, 2, 3, and 7 of the General Schedule is complete, true, correct, and not misleading to Customer’s knowledge, information, and belief;

f.	It holds and will continue to hold legal title or right of possession of the Aircraft;

g.	It will not offer to provide, or actually conduct, any air transportation for compensation, except as might be permitted by 14 C.F.R. 91.501 or other applicable law; and

h.	It is providing a hull value amount in Item A.2.e of Attachment A that is acceptable in Customer’s estimation and that satisfies any loan or lease agreement to which Customer is a party, and Customer acknowledges that it is Customer’s sole responsibility to monitor the value of its Aircraft and to notify EJM in writing if Customer desires any change in the hull value amount to be used in Item A.2.e of Attachment A.

Section 6 - Insurance

6.1	Aviation Insurance.

(i)	Levels of Coverage. Dry Lease Lessor will maintain aviation insurance coverage that meets or exceeds the minimum levels of insurance coverage specified in Attachment B.

(ii)	As part of the insurance application process and as an additional precondition to receipt of the binding insurance coverage contemplated in this subsection, Customer will provide copies of any agreements relating to the Aircraft to which the Customer is a party which agreements may be deemed a material issue in relation to the proposed insurance. All copies of such agreements shall be sent to the following address: Executive Jet Management, Inc., Attn: Risk Management Department, 4111 Bridgeway Avenue, Columbus, Ohio 43219.

(iii)	The policy will be endorsed to state that this Agreement is an insured contract under the policy.

b.	EJM Services and Charter Conditional. CUSTOMER ACKNOWLEDGES AND AGREES THAT EJM WILL HAVE NO OBLIGATION TO PROVIDE SERVICES UNDER THIS AGREEMENT IF THERE IS ANY GAP WHATSOEVER IN THE INSURANCE COVERAGE.

6.2	Workers Compensation and Employer Liability Coverage. During the term of this Agreement, EJM will maintain in full force and effect, Workers Compensation and Employer Liability Coverage in an amount of not less than One Million U.S. Dollars (US$1,000,000) covering any and all employees.

6.3	Sole Recourse to Insurance Proceeds.

a.	Sole Recourse for Hull Loss or Damage or for Other Liability.

(i)	CUSTOMER AGREES TO ACCEPT THE PROCEEDS OF THE HULL INSURANCE SPECIFIED IN THE POLICY REQUIRED BY THIS AGREEMENT AS CUSTOMER’S SOLE RECOURSE AGAINST EJM FOR ANY LOSS OR DAMAGE SUSTAINED TO THE AIRCRAFT.

(ii)	CUSTOMER AND EJM AGREE TO ACCEPT THE PROCEEDS OF THE LIABILITY INSURANCE REQUIRED BY THIS AGREEMENT AS THEIR SOLE RECOURSE AGAINST EACH OTHER IN THE EVENT OF ANY CLAIM RELATING TO A TYPE OF INJURY, DEATH, OR PROPERTY DAMAGE FOR WHICH SUCH INSURANCE IS BEING PROVIDED UNDER THIS AGREEMENT.

b.	Exception from Sole Recourse Limitation.

(i)	The limitations provided above in Section 6.3.a above will not operate against one Party to the extent that insurance is disclaimed by the insurer, or the proceeds are withheld, reduced, or returned to the insurer (“clawed back”) as a result of the actions or inactions of the other Party.

(ii)	In the event that one Party is subjected to claims or other damages as a result of:

(1)	the other Party causing the insurance coverage to be disclaimed, or the proceeds thereof to be withheld, reduced, or clawed back;

(2)	the other Party breaching its obligations under this Section 6, including the failure of the other Party to maintain insurance required under this Agreement; or

(3)	the other Party’s fraud, gross negligence or willful misconduct causing insurance coverage to be disclaimed, or the proceeds thereof to be withheld, reduced, or clawed back;

then such other Party shall indemnify, defend and hold harmless the Party that has been subjected to the claims or other damages up to the same coverage levels as specified in Attachment B, taking into consideration any insurance proceeds that might be received.

Section 7 - Term and Termination

7.1	Term. This Agreement shall remain in full force and effect from the Effective Date until either Party gives the other written notice of intent to terminate this Agreement, whereupon the Agreement shall end thirty (30) calendar days after such notice has been delivered, unless a longer period has been requested by Customer and agreed by EJM (the “Term”).

7.2	Event of Default. The following shall constitute a default under this Agreement (“Event of Default”) by the Party responsible for such event or causing/allowing such event to occur:

a.	a material violation of applicable law relating to the ownership, possession, maintenance, staffing, security, or operation of the Aircraft, including any holding out of the Aircraft for the purpose of soliciting charter flight activity, when such holding out is done either by Customer, by a party identified in Item 7.h of the General Schedule, or by a party under the control of Customer or such party identified in Item 7.h of the General Schedule;

b.	failure to make payments due hereunder within ten (10) days of the due date, together with failure to cure within seven (7) days after receipt of written notice that such payments are overdue;

c.	except as specified in Section 7.2.b, the other Party’s violation of any term, representation, or warranty set forth in this Agreement at any time during the Term hereof, together with a failure to cure within thirty (30) days after receipt of written notice of such violation;

d.	the surrender, suspension, or revocation of EJM’s FAA-issued air carrier certificate for operations under 14 C.F.R. Parts 119 and 135;

e.	Customer materially breaches any loan, lease, or other type of agreement with a Lender or Lessor identified in Item 7.c or 7.e of the General Schedule, respectively, where such breach triggers immediate termination of such agreement or where such breach remains uncured long enough to trigger termination of such agreement; or

f.	Customer authorizes a Part 135 air carrier other than EJM to place the Aircraft on such other air carrier’s operations specifications. For clarification and without limiting the generality of the foregoing sentence, this provision is not aimed at preventing Customer from making a future transition of management arrangements for the Aircraft, but it is aimed at preventing simultaneous listings of the Aircraft on two different air carrier’s operations specifications such that confusion over responsibilities and authorities for ensuring the proper maintenance and operation of the Aircraft could arise among the Customer, EJM, and the third-party air carrier or such that such a perception that this confusion exists could arise with regulatory authorities like the FAA.

g.	a lapse of any insurance coverage required by Section 6 of this Agreement;

h.	either Party makes a general assignment for the benefit of creditors;

i.	a decree of bankruptcy or insolvency is issued against the Party;

j.	a voluntary or involuntary proceeding is commenced against the Party seeking such Party’s liquidation or reorganization, or seeking the appointment of a receiver or liquidation over any substantial portion of such Party’s assets; or

k.	an attempt to assign this Agreement, or any right or interest created hereunder, in violation of Section 9.2.

7.3	Termination. In addition to any other termination rights set forth herein, this Agreement may be terminated as follows.

a.	Termination Related to Sale of Aircraft. Upon fourteen (14) days prior written notice by Customer to EJM, in the event that Aircraft owner enters into a written contract to sell the Aircraft to a third party.

b.	Immediate Termination by either Party. Immediately (without prejudice to any other rights the Parties hereto may have available) in the event of any of the following:

(i)	an Event of Default by the other Party;

(ii)	condemnation, confiscation, grounding, requisition, or seizure of the Aircraft by any governmental authority which cannot, within the reasonable judgment of Customer, be lifted within sixty (60) calendar days of the date of such grounding;

(iii)	damage to the Aircraft such that it is, in the Customer’s reasonable opinion, inoperable and cannot be made operative within sixty (60) days; or

(iv)	total loss or destruction of the Aircraft or such damage to the Aircraft that causes it to be irreparable in the opinion of the insurance carrier providing the insurance coverage required by this Agreement.

c.	Termination by EJM for Determination of EJM as Government Contractor and/or Subject to Government Contracting Requirements. Notwithstanding any language in this Agreement to the contrary, either party may immediately terminate this Agreement in the event that, for purposes of or as a result of this Agreement, EJM is determined to be a government or public contractor of any federal, state, or local governmental entity, body, agency, department, division, subdivision, or the like and/or that, for purposes of or as a result of this Agreement, EJM is otherwise subject to any federal, state, or local governmental contracting requirements, whether embodied in statutes, regulations, case law, or otherwise.

7.4	Post Termination Activity. In the event this Agreement is terminated, whether by expiration, default or otherwise, the following shall apply:

a.	Within ninety (90) days, a full accounting shall be made by representatives of both EJM and Customer and all accounts settled between the Parties, save that EJM may later forward to Customer for payment invoices that EJM receives subsequently from third parties.

b.	EJM shall remove the Aircraft from all direct bill fuel programs.

c.	Reserved.

d.	Reserved.

e.	Reserved.

f.	EJM shall promptly, turn over to Customer the Aircraft and all Aircraft log books and records.

Section 8 - Confidentiality

8.1	Receipt of Confidential Information. Each Party (“Receiving Party”) acknowledge that it will receive nonpublic information regarding the other Party’s (“Disclosing Party’s”) companies, affiliates, and customers that the Disclosing Party deems confidential (“Confidential Information”). Without limitation, such Confidential Information may include information in tangible or intangible form relating to and/or including: the following:

a.	The terms of this Agreement,

b.	The identity and service preferences of EJM’s customers or NetJets’ fractional customers,

c.	EJM’s and its affiliates’ business policies, plans, practices, manuals, and maintenance tracking capabilities, and

d.	Customer’s and its affiliates’ business policies, plans, practices, and travel itineraries.

8.2	Exclusion from Confidential Information. Confidential Information shall not include any information that is or subsequently becomes publicly available without the Receiving Party’s breach of an obligation owed to the Disclosing Party nor shall this Section 8 be deemed to prohibit disclosure of any Confidential Information by a party to its lenders and potential lenders, attorneys, accountants and other financial advisors, nor to a federal or state taxing authority in connection with taxation matters or exemptions therefrom of such party.

8.3	Obligations to Protect Confidential Information. As to the Confidential Information, the Receiving Party shall:

a.	Take reasonable security precautions, at least as great as the precautions the Receiving Party takes to protect its own confidential information, but no less than reasonable care, to keep confidential the Confidential Information; and

b.	Refrain from disclosing any Confidential Information to third parties, except (i) as reasonably required in the performance of the Receiving Party’s obligations under this Agreement, (ii) to its affiliates, (c) to the extent that disclosure to attorneys, accountants, financial advisors, lenders, brokers, intermediaries, agents or other necessary parties is necessary or advisable for performance of or advice in connection with this Agreement or the Aircraft, (iv) as required by law or legal process (provided that the Receiving Party, if allowed by law, gives the Disclosing Party reasonable notice prior to such disclosure to allow Disclosing Party a reasonable opportunity to seek a protective order or equivalent), or (v) as may be necessary to enforce the terms hereof.

8.4	Handling of Unauthorized Disclosures. The Receiving Party shall notify the Disclosing Party immediately upon discovery of any unauthorized use or disclosure of Confidential Information by the Receiving Party, and must cooperate with the Disclosing Party in every reasonable way to help the Disclosing Party regain possession of the Confidential Information and prevent further unauthorized use or disclosure.

8.5	Equitable Relief. Receiving Party acknowledges that monetary damages may not be a sufficient remedy for unauthorized disclosure of Confidential Information and that the Disclosing Party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. If the Disclosing Party employs attorneys to enforce any rights arising out of or relating to this section and prevails in its claim, the Disclosing Party shall be entitled to recover reasonable attorney’s fees and costs from the Receiving Party.

Section 9 - Miscellaneous

9.1	Amendment. No amendment or waiver of this Agreement will be effective unless it is in writing and duly signed by the Parties hereto.

9.2	Assignment.

a.	Neither Party may assign its rights or responsibilities under this Agreement without the prior written consent of the other Party, which consent may not be unreasonably withheld or delayed. Any attempted assignment not approved by the other Party, as provided in this section, shall be null and void.

b.	Notwithstanding the requirements of Section 9.2.a above, either Party may assign, after providing advance written notice but without having to obtain the other Party’s prior written consent, its rights and obligations under this Agreement, in whole or in part: (i) to a parent, affiliate, or subsidiary; or (ii) to the surviving entity resulting from a merger with Customer or from the sale of substantially all of Customer’s assets and business.

c.	Any assignment made in accordance with this section will relieve the assigning Party from any further rights or obligations under this Agreement, so long as the assignee agrees in writing to assume all such rights and obligations.

d.	Subject to the foregoing, the terms and conditions of this Agreement shall be binding upon and inure to the benefit of Customer and EJM and their respective successors and permitted assigns.

9.3	Audits. Customer may at any time audit EJM’s financial expense and maintenance records relating to the Aircraft, provided that such auditing activity must be requested in writing and must be conducted during normal business hours. As part of any such audit, Customer and its accountants, attorneys, and aviation technical advisors may make copies of the records, but solely for the purpose of the audit and not for distribution to third parties, other than as might be required by law.

9.4	Computation of Time. Unless otherwise specified in this Agreement, all references to the number of days within which something will occur or must be made to occur shall be deemed to refer to calendar days.

9.5	Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute the executed agreement. A facsimile signature, PDF signature or other electronic/digital signature (e.g., DocuSign) shall be deemed for all purposes to be an original.

9.6	Entire Agreement. This Agreement contains the entire understanding between the Parties with respect to the subject matter herein and supersedes all previous communications, representations, and agreements, whether oral or written, between the Parties with respect to the subject matter herein. Both Parties either have retained or have at least had the opportunity to retain, at their own expense, legal counsel to assist them in the formation of this Agreement. Neither this Agreement nor any ambiguous provision herein may be construed for or against a Party on the basis of whether such Party proposed or drafted the language.

9.7	Force Majeure. Neither Party shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by causes beyond that Party’s reasonable control and occurring without its fault or negligence, provided that, as a condition to the claim that a Party is not liable, the Party experiencing the difficulty shall give the other prompt written notice, with full details following the occurrence of the cause relied upon. This Agreement may be terminated immediately by either Party giving written notice to the other, if a force majeure condition lasts more than 30 calendar days.

9.8	Further Assurances. Each Party hereto shall execute and deliver all such further instruments and documents as may reasonably be requested by the other Party in order to fully carry out the intent and accomplish the purposes of this Agreement as well as to comply with any change in any applicable law.

9.9	Governing Law and Court Jurisdiction. This Agreement shall be governed by, interpreted, and construed in accordance with the laws of the State of Ohio, excluding its choice of law provisions. For any matter arising under this Agreement, the Parties hereto consent to the jurisdiction of the federal trial courts in Ohio where the matter in controversy meets the jurisdictional threshold requisites, and to the jurisdiction of the state trial courts in Ohio where federal jurisdiction does not exist.

9.10	Indemnification.

a.	Indemnification of Customer by EJM. EJM shall indemnify, defend, and hold harmless Customer (including Customer’s parent, sister, and subsidiary companies and all of their respective shareholders or members or partners, directors, officers, employees, agents, and counsel) from and against any and all third-party claims, actions, suits, proceedings, judgments, administrative agency civil penalties, damages, costs, and expenses (including, without limitation, reasonable and documented attorneys’ fees and costs) to the extent they are due to any of the following:

(i)	EJM’s violation of any law applicable to the ownership, possession, maintenance, staffing, security, or operation of the Aircraft;

(ii)	EJM’s material breach of a provision of this Agreement;

(iii)	The indemnification commitment made by EJM under Section 3.4.b;

(iv)	The indemnification commitment made by EJM under Section 6.3.b; and

(v)	A claim by any current, past, or prospective pilot, cabin attendant, or maintenance technician employed or otherwise retained by EJM under Section 3, where such claim involves job selection, retention, pay, benefits, training, promotion, discipline, retirement, severance, injury on the job, or employment taxes, except to the extent that either of the following conditions apply:

(1)	Such claim alleges an unlawful or wrongful action or inaction by Customer (including Customer’s parent, sister, and subsidiary companies and all of their respective shareholders or members or partners, directors, officers, employees, agents, and counsel); or

(2)	Such claim is based on an action or inaction by EJM, and EJM took such action or did not take such action based on the written direction of Customer.

b.	Indemnification of EJM by Customer. Customer shall indemnify, defend, and hold harmless EJM (including EJM’s parent, sister, and subsidiary companies and all of their respective shareholders or members or partners, directors, officers, employees, agents, and counsel) from and against any and all third-party claims, actions, suits, proceedings, judgments, administrative agency civil penalties, damages, costs, and expenses (including, without limitation, reasonable and documented attorneys’ fees and costs) to the extent they are due to any of the following:

(i)	Customer’s violation of any law applicable to the ownership, possession, maintenance, staffing, security, or operation of the Aircraft;

(ii)	Customer’s material breach of a provision of this Agreement;

(iii)	The indemnification commitment made by Customer under Section 3.3.b;

(iv)	The indemnification commitment made by Customer under Section 6.3.b;

(v)	The indemnification commitment made by Customer under Section 9.14; and

(vi)	A claim by any current, past, or prospective pilot, cabin attendant, or maintenance technician employed or otherwise retained by Customer or EJM under Section 3, where such claim involves job selection, retention, pay, benefits, training, promotion, discipline, retirement, severance, injury on the job, or employment taxes, except to the extent that Section 9.10.a(v) above makes EJM responsible to indemnify the Customer.

c.	Limitation on Indemnification. The indemnification obligations set forth in Sections 9.10.a(i)-(iv) and 9.10.b(i)-(iv) above are subject to the sole-recourse limitations set forth in Section 6.3 and the liability limitations set forth in Section 9.12.

9.11	Independent Contractor. The relationship between EJM and Customer is that of an independent contractor and customer. There is no partnership or joint venture intended between EJM and Customer.

9.12	Liability Limitations. THE PARTIES AGREE THAT UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, OR PUNITIVE DAMAGES, OR DIMINUTION OF VALUE FOLLOWING LOSS IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT, WHETHER IN CONTRACT OR TORT (INCLUDING STRICT LIABILITY AND NEGLIGENCE) SUCH AS BUT NOT LIMITED TO LOSS OF REVENUE, LOSS OF USE, OR ANTICIPATED PROFITS.

9.13	Notices.

a.	Unless specified otherwise herein, all notices will be directed to the recipient as provided in the chart below and will be deemed to be duly given:

(i)	on the day of delivery if delivered by hand;

(ii)	two business days after being sent by certified or registered mail (postage prepaid and return receipt requested);

(iii)	one business day after being sent by overnight courier; or

(iv)	on the day of delivery if sent by facsimile with confirmation of receipt (except that if the facsimile is sent after 5:00 p.m. Eastern US, it will be deemed duly given on the next business day).

Subject of Notice	Delivery of Notices to Customer	Delivery of Notices to EJM
Creation, amendment, modification, or termination of this Agreement, or the waiver of any term under this Agreement	The person identified in Item A.1.a of Attachment A	The person identified in Item A.1.f of Attachment A
Invoices and other financial matters under this Agreement	The person identified in Item A.1.b of Attachment A	The person identified in Item A.1.g of Attachment A
Scheduling of the Aircraft for flight operations by Customer or by EJM, as applicable	The person identified in Item A.1.c of Attachment A	The person identified in Item A.1.h of Attachment A
Aircraft maintenance	The person identified in Item A.1.d of Attachment A	The person identified in Item A.1.i of Attachment A
Security, medical emergency, or accident response	A person identified in Item A.1.e of Attachment A	A person identified in Item A.1.j of Attachment A

b.	In addition to the methods of providing notice specified above, notices relating to (i) the scheduling of Aircraft flight operations, and (ii) security, medical emergency, or accident response may be sent by electronic mail, and such electronic mail will be deemed to be duly given on the day of delivery, except that if the electronic mail is sent after 5:00 p.m. Eastern US, it will be deemed duly given on the next business day. Notices relating to security, medical emergency, or accident response also may be given by telephone call, and such telephone calls will be deemed to be duly given on the day of delivery, except that if the telephone call is made after 5:00 p.m. Eastern US, it will be deemed duly given on the next business day.

c.	Customer and EJM may at any time change their respective designated recipients for notices under the preceding subsections. Notice of the newly designated recipient must be provided in writing.

d.	No Party may object to the form of any notice actually received.

9.14	No Government Contractor or Subcontractor. Customer affirms (i) that EJM is not engaged as a contractor or subcontractor on any federal, state, or local government contract for Customer and (ii) that this Agreement is not a government contract for purposes of 41 C.F.R. Section 60-1.4, -250.4, -741.4, or any other related provision, affirmative action program requirement or federal, state, or local contractor requirement or obligation. Customer shall be liable for and hereby agrees to defend, indemnify and hold harmless EJM and its respective parents, affiliates, subsidiaries, officers, agents, directors, employees, guests and subcontractors against any and all liabilities, damages, losses, expenses, demands, claims, suits or judgments (including reasonable attorneys’ fees, costs and expenses) arising out of any claim, including by any government entity, agency, division, department, subdivision, or the like, that for purposes of, or as a result of, this Agreement EJM is a state, federal, or local government contractor and/or that EJM is otherwise subject to any state, federal, or local governmental contracting requirements or obligations, whether embodied in statutes, regulations, ordinances, case law or otherwise.

9.15	Preservation of Records. The Parties agree that, during the Term of this Agreement and for two (2) years thereafter (or such longer time as may be required by law), they will each preserve, or cause to be preserved, their respective financial and maintenance records relating to the Aircraft. Notwithstanding the foregoing, financial records will be preserved for seven (7) years from the date of the applicable transaction.

9.16	Rights of Setoff. Customer and EJM shall both have the right to deduct from monies owed to the other Party any sums owed such other Party pursuant to this Agreement or pursuant to other agreements solely between the two of them. Upon the making of such a setoff by either Party, EJM will provide a full and accurate accounting as to the new account balances between the Parties.

9.17	Severability. In the event that any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the Parties underlying the invalid, illegal or unenforceable provision.

9.18	Submission of Agreement to FAA. Customer acknowledges that EJM may be required to submit a copy of this Agreement to the U.S. Department of Transportation or to the FAA, and Customer expressly consents to such submission.

9.19	Survival. When the Term of this Agreement ends, the Parties will retain all rights and obligations that they had accrued under this Agreement up to that time. Additionally, the following sections of this Agreement will survive beyond the end of the Term of this Agreement: 6.3, 7.3, 8, 9.9, 9.10, 9.12, 9.14, 9.15, 9.16, and 9.17.

9.20	Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement.

--Signature Page Follows--

The Parties have executed this Pilot and Flight Services Agreement as of the date last signed below.

EXECUTIVE JET MANAGEMENT, INC.		PERSHING SQUARE CAPITAL MANAGEMENT, L.P.

By:	/s/ Michael Sylvester	By:	/s/ Michael Gonnella

Name:	Michael Sylvester	Name:	Michael Gonnella

Title:	Senior Vice President, Sales	Title:	Chief Financial Officer

Date:	Dec-18-2024 | 8:51 AM PST	Date:	Dec-17-2024 | 8:40 PM PST

		By:	/s/ Halit Coussin

		Name:	Halit Coussin

		Title:	Chief Legal Officer & Chief Compliance Officer

		Date:	Dec-18-2024 | 8:45 AM PST

*          *          *

Attachment A
NO.	ITEM	DATA
A.1	PARTY CONTACTS	Address for all EJM Contacts: Executive Jet Management, Inc. 4556 Airport Road Cincinnati, OH 45226
A.1.a	Customer contact to whom all notices relating to the creation, amendment, modification, or termination of this Agreement or relating to the waiver of any term under this Agreement must be directed	William A. Ackman Nicholas Botta Roy J. Katzovicz Pershing Square Management L.P. 787 11th Ave, 9th Floor New York, NY 10019 Phone: (212) 813-3700 Emails: [email] [email] [email]
A.1.b	Customer contact to whom all invoices and financial matters under this Agreement must be directed	William A. Ackman Nicholas Botta Roy J. Katzovicz Pershing Square Management L.P. 787 11th Ave, 9th Floor New York, NY 10019 Phone: (212) 813-3700 Emails: [email] [email] [email]
A.1.c	Customer contact to whom all notices relating to scheduling of the Aircraft for flight operations by Customer or by EJM, as applicable, must be directed	William A. Ackman Nicholas Botta Roy J. Katzovicz Pershing Square Management L.P. 787 11th Ave, 9th Floor New York, NY 10019 Phone: (212) 813-3700 Emails: [email] [email] [email]
A.1.d	Contact information for at least two individuals to whom notices relating to security, medical emergency, or accident response matters should be directed	William A. Ackman Nicholas Botta Roy J. Katzovicz Pershing Square Management L.P. 787 11th Ave, 9th Floor New York, NY 10019 Phone: (212) 813-3700 Emails: [email] [email] [email]
A.1.f	EJM contact to whom all notices relating to the creation, amendment, modification, or termination of this Agreement or relating to the waiver of any term under this Agreement must be directed	EJM Contracts E-mail: [email]
A.1.g	EJM contact to whom all invoices and financial matters under this Agreement must be directed	Von Jones Chief Financial Officer Phone: [phone number] E-mail: [email]
A.1.h	EJM contact to whom all notices relating to scheduling of the Aircraft for flight operations by Customer or by EJM, as applicable, must be directed	Toby Meyer Director of Operations Phone: [phone number] Fax: [fax number] E-mail: [email]

A.1.i	EJM contact to whom all notices relating to Aircraft maintenance must be directed	Christopher A. Poliak Director of Maintenance Phone: [phone number] Fax: [fax number] E-mail: [email]
A.1.j	EJM contacts to whom notices relating to security, medical emergency, or accident response matters should be directed

Dennis Fox
Vice President, Safety
Phone: [phone number]
Fax: [fax number]
Email: [email]

Fred Calvert
Director, Safety Assurance
Phone: [phone number]
Fax: [fax number]
Email: [email]

Matthew T. Dunn
Security Manager
Phone: [phone number]
Fax: [fax number]
Email: [email]

A.2	AIRCRAFT AND HANGAR INFORMATION
A.2.a	Home Airport Location	Teterboro Airport (KTEB)
A.2.b	Name of Hangar Lessor	Signature Aviation fka Signature Flight Support - South
A.2.c	Name, address, phone number, and e-mail address of officer of the Hangar Lessor	Signature Aviation fka Signature Flight Support - South Dave Goncalves, General Manager 101 Charles A. Lindbergh Drive Teterboro, NJ 07608 Phone: [phone number] Fax: [fax number] Email: [email]
A.2.d	Hangar Arrangements	Dry Lease Lessor will engage EJM to arrange a hangar at the location specified in Item A.2.a of this General Schedule.
A.2.e	Aircraft Hull Value	Sixteen Million Four Hundred Thousand Dollars ($16,400,000.00)
A.2.f	Participating in the Carbon Offset Program?	No

Attachment B - USAIG Fleet Policy Insurance Coverages
B	INSURANCE COVERAGE
B.1	Passenger and third-party liability insurance (excluding war, hi-jacking, and other perils coverage) for the Aircraft which it operates	Optional enhanced combined single limit liability coverage of: Five Hundred Million Dollars ($500,000,000)
B.2	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Physical Damage Coverage for aircraft physical damage on an insured valued provided annually by Customer	Sixteen Million Four Hundred Thousand Dollars ($16,400,000.00)
B.3	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Liability Coverage for passenger liability	Not less than Two Hundred Million Dollars ($200,000,000)
B.4	“War, Hi-Jacking & Other Perils Exclusion Clause Write Back Endorsement” for Aircraft Liability Coverage for non-passenger bodily injury and property damage coverage	Not less than One Hundred Fifty Million Dollars ($150,000,000) per occurrence
B.5	Non-Owned Aircraft Physical Damage	Not less than Eighty Million Dollars ($80,000,000) per occurrence
B.6	Spare Engine Coverage (Owned, Leased & Rented)	Not less than Fifteen Million Dollars ($15,000,000) per occurrence
B.7	Personal Injury Liability Coverage	Not less than Twenty-Five Million Dollars ($25,000,000) per occurrence and annual aggregate
B.8	Voluntary Settlement Coverage for Owned & Non-Owned Aircraft	Not less than One Million Dollars ($1,000,000) per passenger and One Million Dollars ($1,000,000) per crewmember
B.9	Medical Payments	Not less than Two Hundred Thousand Dollars ($200,000) per person
B.10	Personal Effects and Baggage Liability	Not less than Five Hundred Thousand Dollars ($500,000) per passenger
B.11	Cargo Liability	Not less than Six Million Dollars ($6,000,000) per occurrence
B.12	Damage to Non-Owned/Leased Hangars	Not less than Fifty Million Dollars ($50,000,000) per occurrence
B.13	Airport Premises Liability (Note: If Customer owns, leases, or manages a hangar as a landlord, Customer will need to purchase separately any General Liability Coverage, including Hangarkeepers and Pollution Liability coverage, that might be required by other applicable hangar agreements.)	Not less than the Aircraft Liability Limit specified in Item B.1
B.14	Products Liability Arising from Incidental Operations or Sale of Aircraft	Not less than the Aircraft Liability Limit specified in Item B.1
B.15	Maximum Automatic Increased Value of Aircraft	Not less than Eighty Million Dollars ($80,000,000)
B.16	Contractual Liability	Not less than the Aircraft Liability Limit specified in Item B.1
B.17	Extra Expense Coverage for Temporary Replacement Parts	Not less than Four Million Dollars ($4,000,000)
B.18	Extra Expense Coverage 120 Days (No Per Diem) 0 Day Wait	Not less than Four Million Dollars ($4,000,000)
B.19	Trip Interruption Expense per Person including Crew	Not less than Two Hundred Fifty Thousand Dollars ($250,000)
B.20	Ground Hangar Keepers Liability Each Occurrence (No Deductible)	Not less than Eighty Million Dollars ($80,000,000)
B.21	Garage Keepers Liability Each Auto/Each Occurrence	Not less than Five Hundred Thousand Dollars ($500,000)
B.22	Runway Foaming, Fire and Crash Control	Not less than Six Million Dollars ($6,000,000)
B.23	Search and Rescue	Not less than Six Million Dollars ($6,000,000)
B.24	Incidental Medical Malpractice	Not less than Twenty-Five Million Dollars ($25,000,000)